Exhibit 99.4

CafePress Inc. Names Diane M. Irvine to Board of Directors

LOUISVILLE, Ky. May 11, 2012—CafePress Inc. (NASDAQ:PRSS), The World’s Customization EngineTM, today announced that Diane M. Irvine has been appointed to the Company’s Board of Directors effective May 9, 2012.

With Irvine’s appointment, the size of the CafePress Board of Directors has been increased to seven members. Ms. Irvine has also been appointed to the Audit Committee of the Board.

“Diane Irvine is a valuable addition to the CafePress Board of Directors and further broadens the diverse talents and backgrounds of our Board,” said Bob Marino, Chief Executive Officer of CafePress. “She brings over 15 years of operational, financial and marketing experience within the public company domain including extensive knowledge of the e-commerce industry. We look forward to benefiting from her leadership and vision on the Board.”

Irvine, most recently served as Chief Executive Officer of Blue Nile, Inc., an online retailer of diamonds and fine jewelry. She currently serves on the board of directors for Yelp Inc. (NYSE: YELP) and has previously served on the boards of directors for Blue Nile (Nasdaq: NILE), Ticketmaster Entertainment, Inc. and Davidson Companies.

“I am very excited to join CafePress as I am highly impressed with the company’s unique approach to the personalized e-commerce market,” said Irvine. “I look forward to working with the company and its management team and contributing to its continued success and growth.”

Prior to serving as Chief Executive Officer, Irvine also held roles as President and as Chief Financial Officer of Blue Nile. Prior to that, she served as Chief Financial Officer of Plum Creek Timber Company, a timberland management and wood products company. Irvine was also previously a partner with Coopers and Lybrand. She holds a B.S. in Accounting from Illinois State University and an M.S. in Taxation from Golden Gate University.

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About CafePress [PRSS]:

CafePress is The World’s Customization EngineTM. Launched in 1999, CafePress empowers individuals, groups, businesses and organizations to create, buy and sell customized and personalized products online using the company’s innovative and proprietary print-on-demand services and e-commerce platform. Today, CafePress’ portfolios of e-commerce websites include CafePress.com, CanvasOnDemand.com, GreatBigCanvas.com, Imagekind.com, InvitationBox.com, and Logosportswear.com.

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